ASSUMPTION AGREEMENT

          THIS ASSUMPTION AGREEMENT (this “Agreement”) is made as of ________, 2012, by and between, World Moto (Thailand) Co., Ltd., a corporation established under the laws of the Kingdom of Thailand (“Seller”), and Net Profits Ten, Inc., a Nevada corporation (“Purchaser”). Each capitalized but undefined term used in this Agreement will have the meaning given to it in that certain Asset Purchase Agreement dated as of September 1, 2012, by and among Purchaser and Seller, among others (the “Purchase Agreement”).

          WHEREAS, subject to the terms and conditions set forth in the Purchase Agreement, Seller has agreed to sell, assign, transfer and deliver to Purchaser, and Purchaser has agreed to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Assets; and

          WHEREAS, pursuant to Section 2.2 of the Purchase Agreement, Purchaser has agreed to assume a certain obligation and liability of Seller.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1.      Assumption of Assumed Liabilities. Purchaser hereby assumes and agrees to pay, perform, fulfill and discharge the Assumed Liabilities, which as of the date hereof it is agreed that the assumed liability is only the obligation of Seller to CBMZ in the amount of $75,000. For the avoidance of doubt, the Assumed Liabilities shall not include any of the Excluded Liabilities.

          2.      Conflict with Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern. This Agreement is intended to confirm, and not alter or supplement, the provisions of the Purchase Agreement. Nothing herein shall be deemed to render Purchaser liable for any liabilities or obligations of Seller other than the Assumed Liabilities.

          3.      Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

          4.      Execution. This Agreement may be executed in counterparts, each of which is deemed an original and all of which taken together constitute one and the same instrument.

          5.      Successors and Assigns. This Agreement is binding upon and inures to the benefit of Purchaser and Seller and their respective heirs, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person, other than Purchaser and Seller and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this instrument.

          IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed and delivered as of the date and year first above written.

NET PROFITS TEN, INC.

By: ______________________________________________
Name: Marlon Liam
Title: President and CEO

WORLD MOTO (THAILAND) CO., LTD.

By: ______________________________________________
Name: Paul Giles
Title: President